Exhibit 99.1

Jack Cooper Enterprises, Inc. and Jack Cooper Holdings Corp. Announce Successful Exchange Transactions with 98.97% of All Notes Tendering

ATLANTA, June 29,  2017 — Jack Cooper Enterprises, Inc.  (“JCEI”) and Jack Cooper Holdings Corp. (“JCHC” and, together with JCEI, the “Company”) announced today that its previously reported exchange transactions (the “Exchange Transactions”) will result in the retirement of $429.2 million of the Company’s outstanding debt, including of $373.9 million of JCHC’s 9.25% Senior Secured Notes due 2020 (the “JCHC Notes”) and $55.3 million of JCEI’s 10.50%/11.25% Senior PIK Toggle Notes due 2019 (the “JCEI Notes” and, together with the JCHC Notes, the “Existing Notes”).  In total, the Existing Notes tendered represent 98.97% of all Existing Notes eligible to participate in the Exchange Transactions.

Michael Riggs, the Company’s CEO, commented: “We are pleased to announce the results of the Exchange Transactions for the Existing Notes. The Exchange Transactions, coupled with the 2016 exchange transactions, will reduce the Company’s outstanding debt by over $300 million. In addition, the Exchange Transactions will decrease the Company’s annual interest expense by over $9.8 million, and the financing for the Exchange Transactions will effectively extend the maturity date of our old bond debt by an additional three years until 2023. This deleveraging event is a critical milestone in the Company’s efforts to create a healthy and sustainable balance sheet for all of our constituencies — including our lenders and investors, employees, unions, owners, and most importantly, our customers.”

The Company intends to fund the cash portions of the Exchange Transactions with the proceeds from an issuance $227.5 million of a new series of 13.75% Senior Secured Notes due 2023 (the “New Secured Notes”).

The Exchange Transactions included (i) an offer to exchange (the “Exchange Offer”) any and all of the JCHC Notes for (a) cash and (b) warrants issued by JCEI exercisable for shares of Class B common stock of JCEI and a related solicitation of consents (the “JCHC Consent Solicitation”) to amend the JCHC Notes and related indenture, release the collateral securing the JCHC Notes and consent to a general release and waiver of claims (the “JCHC Consents”) and (ii) an offer to purchase (the “Tender Offer” and, together with the Exchange Offer, the “Offers”) any and all of the outstanding JCEI Notes for cash and a related solicitation of consents (the “JCEI Consent Solicitation” and, together with the JCHC Consent Solicitation, the “Consent Solicitations”) to amend the JCEI Notes and related indenture and to a general release and waiver of claims (the “JCEI Consents” and, together with the JCHC Consents, the “Consents”).

In connection with the Consent Solicitations, JCHC, the JCHC Notes guarantors and the JCHC Notes trustee will enter into a supplemental indenture to the indenture governing the Existing JCHC Notes giving effect to the JCHC Notes Proposed Amendments and Collateral Release (as defined and the Offering Memorandum and Disclosure Statement), and JCEI and the JCEI Notes trustee will enter into a supplemental indenture to the indenture governing the Existing JCEI Notes giving effect to the JCEI Notes Proposed Amendments (as defined and the Offering Memorandum and Disclosure Statement).

As of the Expiration Time of the Offers (which was extended to 5:00 p.m., New York City time, on June 29, 2017), $373,901,000 aggregate principal amount of JCHC Notes (or 99.71%)  had been validly tendered and not withdrawn in the Exchange Offer and $55,292,876 aggregate principal amount of JCEI Notes (or 94.29%) had been validly tendered and not withdrawn in the Tender Offer. The Company, the original signatories to the JCHC Support Agreement (as defined in the Offering Memorandum and Disclosure Statement) and Solus (as defined in the Offering Memorandum and Disclosure Statement) waived the 97% Minimum Condition for the JCEI Notes in light of the fact that 98.97% of all Existing Notes eligible participated in the Exchange Transactions. The final settlement of the Offers, the issuance of the New Secured Notes and the execution of the supplemental indentures are all expected to occur tomorrow, on June 30, 2017.

With the successful completion of the Exchange Transactions, the Company’s primary focus will continue to be customer service and operational efficiencies.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to exchange any of the Existing Notes.  The Offers were made pursuant to the offering documents, including the amended and restated offer to purchase, offering memorandum and disclosure statement soliciting acceptances of a prepackaged plan of reorganization and the related amended consent and letter of transmittal.

About the Company

The Company is a specialty transportation and other logistics provider and the largest over-the-road finished vehicle logistics company in North America. The Company provides premium asset-heavy and asset-light based solutions to the global new and previously-owned vehicle markets, specializing in finished vehicle transportation and other logistics services for major automotive original equipment manufacturers and for fleet ownership companies, remarketers, dealers and auctions. The Company is a certified Woman-Owned Business Enterprise by the Woman’s Business Enterprise Council (the “WBENC”). The Company does not expect the consummation of the Exchange Transactions to impact its certification by the WBENC.

Forward-Looking Statements

Statements made in this news release which describe the Company’s intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” or similar expressions. Examples of forward-looking statements in this news release are statements about the expected timing of the settlement of the Offers and the issuance of the New Secured Notes. The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and the Company’s actual results could differ materially from those expressed or implied in such statements. The Company does not intend, and it disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things the risks described under the caption “Risk Factors” in JCHC’s Annual Report for the year ended December 31, 2016.